Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139671 and 333-165475 on Form S-8 of our report dated March 18, 2010, relating to the financial statements and financial statements schedules of EnergyConnect Group, Inc., which include an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K of EnergyConnect Group, Inc. for the year ended January 2, 2010.

/s/ RBSM LLP

New York, New York
March 18, 2010